SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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Soliciting Material Pursuant to § 240.14a-12

Semler Scientific, Inc.

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Semler Scientific, Inc.
2330 N.W. Everett Street
Portland, OR 97210
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On November 23, 2016
Dear Stockholder:
You are cordially invited to attend the 2016 Annual Meeting of Stockholders of Semler Scientific, Inc., a Delaware corporation (the “Company”). The meeting will be held on Wednesday, November 23, 2016 at 9:00 a.m. local time at the offices of Cooley LLP, 101 California Street, Floor 5, San Francisco, California 94111 for the following purposes:
1.
To elect Arthur “Abbie” Leibowitz, M.D., F.A.A.P. and Wayne T. Pan, M.D., Ph.D. as Class I Directors to hold office for three years;

2.
To ratify the selection by the Audit Committee of the board of directors of BDO USA, LLP as the independent registered public accounting firm of the Company for its year ending December 31, 2016; and

3.
To conduct any other business properly brought before the annual meeting or any adjournments or postponements of the annual meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.
YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE NOMINEES AND IN FAVOR OF THE OTHER PROPOSAL OUTLINED IN THE ACCOMPANYING PROXY STATEMENT.
The record date for the annual meeting is October 14, 2016. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment or postponement thereof.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting
to Be Held on November 23, 2016 at 9:00 at Cooley LLP, 101 California Street, Floor 5,
San Francisco, California 94111.

The proxy statement and annual report to stockholders are available at http://www.viewproxy.com/Semler/2016.
By Order of the Board of Directors
/s/ Douglas Murphy-Chutorian
Douglas Murphy-Chutorian
Corporate Secretary
Portland, Oregon
October 21, 2016
You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) has been provided for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

SEMLER SCIENTIFIC, INC.
2330 N.W. Everett Street
Portland, OR 97210
PROXY STATEMENT
FOR THE 2016 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON NOVEMBER 23, 2016
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why am I receiving these materials?
We have sent you these proxy materials because the board of directors of Semler Scientific, Inc. (sometimes referred to as the “Company” or “Semler”) is soliciting your proxy to vote at the 2016 Annual Meeting of Stockholders, including at any adjournments or postponements of the annual meeting. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or through the internet.
We intend to mail these proxy materials on or about October 21, 2016 to all stockholders of record entitled to vote at the annual meeting.
How do I attend the annual meeting?
The meeting will be held on Wednesday, November 23, 2016 at 9:00 a.m. local time at Cooley LLP, 101 California Street, Floor 5, San Francisco, California 94111. Information on how to vote in person at the annual meeting is discussed below.
Who can vote at the annual meeting?
Only stockholders of record at the close of business on October 14, 2016 will be entitled to vote at the annual meeting. On this record date, there were 5,123,568 shares of common stock outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
If on October 14, 2016 your shares were registered directly in your name with the Company’s transfer agent, Corporate Stock Transfer, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If on October 14, 2016 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, because you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.
What am I voting on?
There are two matters scheduled for a vote:
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Election of Wayne T. Pan, M.D., Ph.D. and Arthur “Abbie” Leibowitz, M.D., F.A.A.P. as Class I Directors to hold office for three years; and

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Ratification of selection by the Audit Committee of the board of directors of BDO USA, LLP as independent registered public accounting firm of the Company for its year ending December 31, 2016.

What if another matter is properly brought before the meeting?
The board of directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.
How do I vote?
You may either vote “For” both the nominees to the board of directors or you may “Withhold” your vote for one or both the nominees. For the other matter to be voted on, you may vote “For” or “Against” or abstain from voting.
The procedures for voting are fairly simple:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote in person at the annual meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy through the internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.
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To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

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To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

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To vote over the telephone, dial toll-free 1-888-693-8683 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the Company number and control number from the enclosed proxy card. Your telephone vote must be received by 11:59 p.m. Eastern Daylight Time on November 22, 2016 to be counted.

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To vote through the internet, go to www.cesvote.com to complete an electronic proxy card. You will be asked to provide the Company number and control number from the enclosed proxy card. Your internet vote must be received by 11:59 p.m. Eastern Daylight Time on November 22, 2016 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a voting instruction form with these proxy materials from that organization. Simply complete and mail the voting instruction form to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.
Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you own as of October 14, 2016.
What happens if I do not vote?
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the internet or in person at the annual meeting, your shares will not be voted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the particular proposal is deemed to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may not vote your shares on Proposal 1 without your instructions, but may vote your shares on Proposal 2 even in the absence of your instruction.
What if I return a proxy card or otherwise vote but do not make specific choices?
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of both nominees for director, and “For” the other proposal presented. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one set of proxy materials?
If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the proxy cards in the proxy materials to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
Stockholder of Record: Shares Registered in Your Name
Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:
You may submit another properly completed proxy card with a later date.
You may grant a subsequent proxy by telephone or through the internet.
You may send a timely written notice that you are revoking your proxy to the Company’s Corporate Secretary at 2330 NW Everett Street, Portland, Oregon 97210.

You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.
Your most current proxy card or telephone or internet proxy is the one that is counted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.
When are Stockholder proposals and director nominations due for next year’s annual meeting?
To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by June 23, 2017, to our Corporate Secretary; 2330 NW Everett Street, Portland, Oregon 97210. If you wish to submit a proposal (including a director nomination) at the meeting that is not to be included in next year’s proxy materials, you must do so between July 26, 2017 and August 25, 2017.
How are votes counted?
Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for the proposal to elect directors, votes “For,” “Abstain” and broker non-votes; and, with respect to other proposals, votes “For” and “Against,” abstentions and, if applicable, broker non-votes. Abstentions will be counted towards the vote total for Proposal 2, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.
What are “broker non-votes”?
As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the NYSE to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”
How many votes are needed to approve each proposal?
The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes.
Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non- Votes
1	Election of Class I Directors	Nominees receiving the most “For” votes	Withheld votes will have no effect	None
2	Ratification of BDO USA, LLP as Independent Registered Public Accounting Firm for Fiscal 2016	“For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter	Against	None
What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 5,123,568 shares outstanding and entitled to vote. Thus, the holders of 2,561,785 shares must be present in person or represented by proxy at the meeting to have a quorum.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairman of the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?
Preliminary voting results will be announced at the annual meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.
What proxy materials are available on the internet?
This proxy statement, the proxy card and the annual report to stockholders are available at http://www.viewproxy.com/Semler/2016.

Proposal 1
Election Of Directors
The Company’s board of directors is currently divided into three classes and each class has a three-year term. Effective upon the Annual Meeting, Class I will be reduced from three members to two members, and the size of the board of directors will be reduced from five to four members. Each director to be elected and qualified will hold office until the annual meeting of stockholders in 2019 and until his successor is elected, or, if sooner, until the director’s death, resignation or removal. Vacancies on the board of directors may be filled by persons elected by a majority of the directors then in office, although less than a quorum. A director elected by the board of directors to fill a vacancy in a class shall serve the full term of that class, and until such director’s successor has been elected and qualified.
The board of directors presently has five members, although this will be reduced to four members effective upon the expiration of the terms of the current Class I members. The nominees listed below are currently Class I Directors of the Company who were previously elected by the stockholders and who have been selected by the board of directors as the nominees in accordance with the recommendation of the Nominating Committee. These nominees were both serving as Class II Directors, but effective October 18, 2016, tendered their resignations from Class II, and were appointed to Class I by the board of directors, and nominated for reelection at this year’s annual meeting. Thus, the board currently has three Class I Directors, one Class II Director and one Class III Director. The Company does not have a formal policy regarding director or director nominee attendance at the annual meeting.
Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. Accordingly, the nominee needs to receive the highest number of affirmative votes to be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominee named below. If the nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by the Company. The person nominated for election has agreed to serve if elected. The Company’s management has no reason to believe that the nominee will be unable to serve.
Nominees
The following are brief biographies of the nominees for Class I Director and a discussion of the specific experience, qualifications, attributes or skills of the nominee that led the Nominating Committee to recommend those persons as nominees for Class I Director, as of the date of this proxy statement.
The Nominating Committee seeks to assemble a board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct the Company’s business. To that end, the Nominating Committee has identified and evaluated nominees in the broader context of the board of directors’ overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Nominating Committee views as critical to effective functioning of the board of directors. The brief biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each director or nominee that led the Nominating Committee to believe that that nominee should continue to serve on the board of directors.
Name	Age	Principal Occupation/ Position Held With the Company
Arthur “Abbie” Leibowitz, M.D., F.A.A.P.	69	Director, Class I
Wayne T. Pan, M.D., Ph.D	53	Director, Class I
Arthur “Abbie” Leibowitz, M.D., F.A.A.P. — Dr. Arthur “Abbie” Leibowitz has served as a member of our board of directors since June 2014. Dr. Leibowitz has over 40 years of experience in healthcare, with more than 25 years in leading positions with several healthcare companies. From 2001 to 2015, Dr. Leibowitz was chief medical officer and executive vice president at Health Advocate, Inc., a health advocacy and assistance company he co-founded that provides support and helps consumers navigate the healthcare system. In June 2014, Health Advocate, Inc. became a wholly owned subsidiary of the West Corporation, a publicly traded telecommunications and health services company. Dr. Leibowitz continues with West Corporation as Health Advocate’s chief medical officer and president emeritus. Health Advocate Inc.’s clients include more than 11,000 small, medium, and large sized companies, not-for-profit organizations and associations, schools, colleges and universities, unions, health plans, and third party administrators across the United States. Prior to his role at Health Advocate, Inc., Dr. Leibowitz served as executive vice president of digital health strategies and a member of the board of directors at Medicologic, Inc., where he was responsible for developing healthcare data, information services and strategies targeted at users of the company’s electronic medical record system, as well as data customers including payors, pharmaceutical companies, employers, regulatory and government agencies. Dr. Leibowitz served as vice president, medical delivery systems and chief medical officer at Aetna U.S. Healthcare, from 1996 to 2000, where he directed medical affairs and policies for one of the largest health benefits companies in the nation. In this role he was responsible for clinical policy development, technology assessment, patient management activities, and quality improvement programs. From 1993 to 1996, Dr. Leibowitz was the vice president, health delivery, corporate medical director at U.S. Healthcare, where he coordinated the expansion of medical programs regionally into eight new markets. Dr. Leibowitz had also served as vice president, health delivery, and a network medical director at U.S. Healthcare, from 1987 to 1993. From 1975 to 1987, Dr. Leibowitz was the senior physician at Drexel Hill Pediatric Associates, where he established seven physician pediatric group practice serving a large and diverse urban/suburban patient population. Dr. Leibowitz has authored many articles in the medical literature and including revising his chapter on Health System Navigation in the recently published Second Edition of Population Health, Creating a Culture of Wellness, edited by David Nash and others. Dr. Leibowitz received both his B.A. and M.D. degrees from Temple University. We believe Dr. Leibowitz’s extensive background, experience and knowledge of the healthcare industry qualify him to be a director of our company.
Wayne T. Pan, M.D., Ph.D., MBA — Dr. Wayne T. Pan has served as a member of our board of directors since May 2014. Dr. Pan has over 20 years of broad healthcare industry experience from clinical medicine, to managed care, and health information technology. Dr. Pan is currently a medical director, Quality of Care, US Medical Affairs at Genentech, Inc., a biotechnology company based in South San Francisco. From April 2015 to April 2016, Dr. Pan served as the chief medical officer at Applied Research Works, a healthcare software technology company based in Palo Alto, offering health plans and integrated delivery systems, a cloud-based platform providing timely, actionable clinical data to providers at the point of care. From October 2014 to April 2015, Dr. Pan served as medical director in the technology group of Clover Health Labs, a start-up integrated healthcare delivery system based on the East Coast that includes a hospital system, a medical group and affiliated independent physicians, and a Medicare and Medicaid health plan. From June 2014 to April 2015, he served as the chief medical officer at Santa Clara County IPA (SCCIPA), a large independent physician association in Santa Clara County, California with 800 multi-specialty physicians with 80,000 covered lives in commercial (HMO/ACO) and Medicare Advantage (HMO/ACO) programs. From August 2012 to May 2014, Dr. Pan served as chief medical officer at Thrasys, Inc., a global healthcare technology company that provides a cloud-based platform upon which healthcare delivery systems and provider organizations can build high quality, person-centered accountable care communities. Between October 2010 and July 2012, Dr. Pan was concurrently the chief medical informatics officer for Health Access Solutions, a health care software development company and chief medical officer of Pacific Partners Management Services, Inc., a medical management services company serving medical groups in northern California with over 50,000 covered lives. Prior to that, between September 2009 and February 2010, he served as chief medical officer for Affinity Medical Solutions, LLC, a medical management services organization serving independent physicians association clients and managing commercial and Medicare Advantage members. Dr. Pan has also served as chief medical officer between June 2008 and August 2009 for Alameda Alliance for Health, a local initiative health plan with Medicaid, Medicare Advantage Dual Eligible SNP and IHSS plans, and as an advisory chief medical officer at a data analytics start-up focused on big data issues in healthcare in 2007-2008. Dr. Pan holds an M.B.A. from The Wharton School, University of Pennsylvania, and an M.D. and Ph.D. from the Mt. Sinai School of Medicine, and a B.S. in Biology from Johns Hopkins University. We believe Dr. Pan’s extensive healthcare-related business experience qualifies him to be a director of our company.
The Board of Directors Recommends A Vote In Favor Of The Nominees.

Directors Continuing in Office Until the 2017 (Class II)
and 2018 (Class III) Annual Meetings
Name	Age	Principal Occupation/ Position Held With the Company, Class
Herbert J. Semler, M.D.	88	Chairman of the Board of Directors, Class II
Douglas Murphy-Chutorian, M.D.	62	Chief Executive Officer and Director, Class III
Herbert J. Semler, M.D. — Dr. Herbert J. Semler co-founded Semler Scientific, Inc. in 2007 and has served as chairman of the board of directors since that time. Dr. Semler also served as our chief executive officer until October 31, 2012. Over his 45 years of medical practice, Dr. Semler has developed, manufactured, and marketed products for three cardiovascular companies. As a board certified cardiologist, Dr. Semler holds multiple patents and patent applications for cardiovascular products. He has experience with Holter monitoring, telemedicine, cardiac telemetry, pacemaker surveillance, cardiac event monitoring, including development of the “King of Hearts” device. Dr. Semler also invented a femoral vascular hemostatic device, which has been used on over fifteen million patients. Dr. Semler has had a distinguished career in medicine including the following accomplishments: he has served as Professor of Cardiology at Oregon Health Sciences University where he founded and funded The Dr. Herbert and Shirley Semler Cardiovascular Institute; he is a Fellow of the American College of Cardiology, American College of Physicians, Society of Cardiac Interventions and Angiography, and the American Heart Association; and he has published over 90 articles in the field of cardiovascular medicine. Dr. Semler is also the chairman of the Shirley & Herbert Semler Foundation and until March 2008 was the chairman of Advanced Vascular Dynamics. Dr. Semler is currently the chief executive officer of Semler Health Perks, Inc., a private medical consumer software applications company founded by Dr. Semler in October 2012. Dr. Semler is the husband of our current Class I Director and co-founder, Shirley L. Semler, whose term is expiring effective as of the Annual Meeting. Dr. Semler’s extensive experience in the fields of cardiology and medical device companies, and his experience and knowledge as a founder and executive of our company qualify him to be a director of our company.
Douglas Murphy-Chutorian, M.D. — Dr. Douglas Murphy-Chutorian has served as a member of our board of directors since September 2012 and as our chief executive officer since October 31, 2012. Dr. Murphy-Chutorian has had broad, diverse career experience in healthcare over the past 30 years, stretching from clinician, academician, inventor, entrepreneur, chief executive officer, chairman of the board, and consultant to financial firms. Since April 15, 2005, he has been managing director of Select Healthcare Capital, LLC. Dr. Murphy-Chutorian is a named inventor on more than 30 patents, and has guided more than 50 products through various regulatory approval processes. His business career has included extensive involvement in all facets of the medical industry from financial, research and development, manufacturing, marketing and sales, regulatory, reimbursement, and clinical trials. His breadth of healthcare experience includes all major sectors of the industry: medical devices, health services, pharmaceuticals, biotechnology and managed care. He received his B.A. and M.D. from Columbia University. He completed his internal medicine residency at New York University/Bellevue Medical Center and his fellowship in cardiology at Stanford University Medical Center. He has served as a faculty member in interventional cardiology at both Stanford and Montefiore Medical Center. Dr. Murphy-Chutorian’s experience as a cardiologist, inventor and executive, in particular serving as our Chief Executive Officer, qualify him to be a director of our company.
Other than as described above, there are no family relationships among any of our directors or executive officers.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Independence of The Board of Directors
As previously disclosed, the NASDAQ suspended trading in the company’s shares effective at the open of business on August 11, 2016 and will complete the delisting from NASDAQ by filing a Form 25 Notification of Delisting with the Securities and Exchange Commission after applicable appeals periods have lapsed. Nevertheless, the board of directors has elected to continue to adhere to NASDAQ rules regarding director independence in anticipation of possibly relisting the company’s common stock on NASDAQ if and when such relisting becomes available to the company.
As required under the NASDAQ listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. The board of directors consults with the company’s outside counsel to ensure that the board of directors’ determinations is consistent with relevant securities and other laws and regulations regarding the definition of  “independent,” including those set forth in pertinent listing standards of NASDAQ, as in effect from time to time.
Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the board of directors has affirmatively determined that the following two directors are independent directors within the meaning of the NASDAQ listing standards: Drs. Leibowitz and Pan. In making this determination, the board of directors found that neither of these directors, who are the two nominees for reelection as Class I Directors, had a material or other disqualifying relationship with the Company.
In making such determinations, our board of directors considered the relationships that each such director has with our company, including the relationships and transactions described in the section of this proxy captioned “Transactions with Related Persons,” and all other facts and circumstances that our board of directors deemed relevant in determining his independence, including the beneficial ownership of our capital stock by each director.
Board Leadership Structure
Our board of directors is led by a Chairman who is a non-executive director selected by the full board of directors on nomination of the Compensation and Nominating Committees. Our board of directors believes that the Chairman is responsible for board of directors leadership and the Chief Executive Officer is responsible for leading our management, employees and operations, and that these are two distinct and separate responsibilities. Our board of directors believes this leadership structure is efficient and promotes good corporate governance. However, our board of directors continues to evaluate its leadership structure and may change it, if, in the opinion of the board of directors, a change is required by the needs of our business and operations.
Role of the Board in Risk Oversight
One of the board of directors’ key functions is informed oversight of the Company’s risk management process. The board of directors does not have a standing risk management committee, but rather administers this oversight function directly through the board of directors as a whole, as well as through various board of directors standing committees that address risks inherent in their respective areas of oversight. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to having responsibility for the oversight of the performance of the Company’s internal audit function at the time it is established. Our Nominating Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation

Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Both the board of directors as a whole and the various standing committees receive periodic reports, as well as incidental reports as matters may arise. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the board of directors as quickly as possible.
Meetings of the Board of Directors
The board of directors met five times and acted by written consent three times during 2015. Each board member attended 75% or more of the aggregate number of meetings of the board and of the committees on which he served held during 2015 for which he was a director or committee member.
As required under NASDAQ listing standards, in 2015, the Company’s independent directors met no less than two times in regularly scheduled executive sessions at which only independent directors were present.
Information Regarding Committees of the Board of Directors
The board of directors has three committees: an Audit Committee, a Compensation Committee and a Nominating Committee. The following table provides membership and meeting information for 2015 for each of the board of directors committees:
Name	Audit	Compensation	Nominating
Herbert J. Semler
Douglas Murphy-Chutorian, M.D.
Bruce J Barclay(i)	X	X*
Aidan M. Collins(i)	X*
Greg S. Garfield(ii)		X	X*
Arthur “Abbie” Leibowitz, M.D., F.A.A.P.
Wayne T. Pan, M.D., Ph.D.	X		X
Shirley L. Semler(iii)
Total Meetings in 2015	5	6	0

(i)
resigned effective October 17, 2016; Dr. Pan was named Chairman of the Audit Committee effective October 18, 2016.

(ii)
resigned effective October 12, 2016; Dr. Leibowitz was appointed to the Compensation Committee and Nominating Committee, and Dr. Pan was named Chairman of the Nominating Committee, all effective October 13, 2016.

(iii)
term expires effective as of the Annual Meeting.

*
Committee Chairperson

Below is a description of each committee of the board of directors.

The board of directors has determined that each member of each committee meets the NASDAQ rules and regulations regarding “independence” and each member is free of any relationship that would impair his individual exercise of independent judgment with regard to the Company.
Audit Committee
The Audit Committee of the board of directors was established by the board of directors in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions. The Audit Committee appoints, determines funding for and oversees the independent auditors; determines and approves the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on the Company’s audit engagement team as required by law; review and approves or rejects transactions between the Company and any related persons; confers with management and the independent auditors regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and meets to review the Company’s annual audited financial statements and quarterly financial statements with management and the independent auditor, including a review of the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” filed with the Securities and Exchange Commission in its annual and quarterly filings.
The Audit Committee is currently composed of one director: Dr. Pan. Prior to the departures of Messrs. Barclay and Collins, the Audit Committee consisted of three members. The Audit Committee met five times and acted by written consent two times during 2015. The Board has adopted a written Audit Committee charter that is available to stockholders on the Company’s website at http://ir.semlerscientific.com/corporate-governance.cfm.
The board of directors reviews the NASDAQ listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of the Company’s Audit Committee during 2015 were independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the NASDAQ listing standards), and that the current member of the Audit Committee, Dr. Pan, is independent.
The board of directors also determined that Mr. Collins, the former Chairman of the Audit Committee qualified as an “audit committee financial expert,” as defined in applicable SEC rules. The board of directors made a qualitative assessment of Mr. Collins’s level of knowledge and experience based on a number of factors, including his formal education and professional experience as an advisor to companies on healthcare-related matters. In light of Mr. Collins’ recent departure from the board of directors, the Audit Committee does not currently have an audit committee financial expert. The Nominating Committee expects to identify suitable candidates for the board of directors, including an individual who can serve on the Audit Committee and who qualifies as an audit committee financial expert.
Report of the Audit Committee of the Board of Directors
The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2015 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the board of directors, and the board of directors approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, which was filed with the Securities and Exchange Commission on February 26, 2016.
/s/ Dr. Wayne T. Pan

The material in this report is not “soliciting material,” is not deemed “filed with the Commission” and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
Compensation Committee
The Compensation Committee is currently composed of one director: Dr. Leibowitz. Prior to their departures, the Compensation Committee consisted of Messrs. Barclay and Garfield. All members of the Company’s Compensation Committee during 2015, and the current member of such committee, are independent (as independence is currently defined in Rule 5605(d)(2) of the NASDAQ listing standards. The Compensation Committee met six times and acted by written consent one time during 2015. The board of directors has adopted a written Compensation Committee charter that is available to stockholders on the Company’s website at www.semlerscientific.com under the Corporate Governance section. The Nominating Committee expects to identify suitable candidates for the board of directors, including an individual who can be appointed to fill the vacancy on the Compensation Committee.
The Compensation Committee of the board of directors acts on behalf of the board of directors to review, adopt and oversee the Company’s compensation strategy, policies, plans and programs, including:
•
establishment of corporate and individual performance objectives relevant to the compensation of the Company’s executive officers and evaluation of performance in light of these stated objectives;

•
review and approval of the compensation and other terms of employment or service, including severance and change-in-control arrangements, of the Company’s chief executive officer and the other executive officers;

•
review and recommendation to the board of directors for approval of the compensation of the Company’s directors; and

•
administration of the Company’s equity compensation plans, pension and profit-sharing plans, deferred compensation plans and other similar plan and programs.

Compensation Committee Processes and Procedures
Typically, the Compensation Committee meets as its members deem necessary or appropriate, but in no event less than annually. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the chief executive officer. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation.
Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Compensation Committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and NASDAQ, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.
During 2015, after taking into consideration the six factors prescribed by the SEC and NASDAQ described above, the Compensation Committee engaged Compensia, Inc. as compensation consultants. The Compensation Committee identified and selected Compensia based on Compensia’s previous experience and known expertise regarding companies in the health care industry. The Compensation Committee requested that Compensia:
•
evaluate the efficacy of the Company’s existing compensation strategy and practices in supporting and reinforcing the Company’s long-term strategic goals; and

•
assist in refining the Company’s compensation strategy and in developing and implementing an executive compensation program and non-employee director compensation program to execute that strategy.

As part of its engagement, Compensia was requested by the Compensation Committee to perform analyses of competitive performance and compensation levels for a competitive group of companies identified by the Compensation Committee. At the request of the Compensation Committee, Compensia also conducted individual interviews with members of the Compensation Committee to learn more about the Company’s business operations and strategy, key performance metrics and strategic goals, as well as the labor markets in which the Company competes. Compensia ultimately developed recommendations that were presented to the Compensation Committee for its consideration. Following an active dialogue with Compensia, the Compensation Committee approved the recommendations and recommended that the board of directors approve the recommendations of Compensia.
For the services provided, Compensia earned approximately $28,827 during 2015. No other consultants were hired to provide services to the Compensation Committee during 2015.
Nominating Committee
The Nominating Committee of the board of directors is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the board of directors), reviewing and evaluating incumbent directors, recommending to the board of directors for selection candidates for election to the board of directors, making recommendations to the board of directors regarding the membership of the committees of the board of directors and assessing the performance of the board of directors.
The Nominating Committee is currently composed of two directors: Drs. Pan and Leibowitz. During 2015, Mr. Garfield served on such committee along with Dr. Pan. Both Drs. Pan and Leibowitz are independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards). The Nominating Committee did not meet during 2015 and acted by written consent one time. The board of directors has adopted a written Nominating Committee charter that is available to stockholders on the Company’s website at www.semlerscientific.com under the Corporate Governance section.
The Nominating Committee intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. The Nominating Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the board of directors, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating Committee typically considers diversity, skills and such other factors as it deems appropriate, given the current needs of the board of directors and the Company, to maintain a balance of knowledge, experience and capability.
In the case of incumbent directors whose terms of office are set to expire, the Nominating Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. The Nominating Committee also takes into account the results of the board of directors’ self-evaluation, conducted annually on a group and individual basis. In the case of new director candidates, the Nominating Committee also determines whether the nominee is independent for NASDAQ purposes, which determination is based upon NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the board of directors. The Nominating Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the board of directors.

The Nominating Committee will consider director candidates recommended by stockholders. The Nominating Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating Committee to become nominees for election to the board of directors may do so by delivering a written recommendation to the Secretary of the Company at the following address: 2330 NW Everett Street, Portland, Oregon 97210, not less than 90 and not more than 120 days prior to the anniversary date of the mailing of the Company’s proxy statement for the last annual meeting of stockholders. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of the Company’s stock and has been a holder for at least one year. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.
Stockholder Communications With The Board of Directors
Historically, the Company has not provided a formal process related to stockholder communications with the board of directors. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the board of directors or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. The Company believes its responsiveness to stockholder communications to the board of directors has been excellent.
Code of Ethics
The Company has adopted a code of business conduct and ethics that applies to all officers, directors and employees. The Company’s code of business conduct and ethics is available on the Company’s website at http://ir.semlerscientific.com/corporate-governance.cfm.. If the Company makes any substantive amendments to its code of business conduct and ethics or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.

Proposal 2

Ratification of Selection of
Independent Registered Public Accounting Firm
The Audit Committee of the board of directors has selected BDO USA, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the annual meeting. BDO USA, LLP has audited the Company’s financial statements since 2013, covering the Company’s applicable reporting periods since 2009.
Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of BDO USA, LLP as the Company’s independent registered public accounting firm. However, the Audit Committee of the board of directors is submitting the selection of BDO USA, LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the board of directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the board of directors in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.
The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the annual meeting will be required to ratify the selection of BDO USA, LLP.
Principal Accountant Fees and Services
The following table presents fees for professional audit services rendered by BDO USA, LLP, or BDO, for the audit of the Company’s consolidated financial statements for the years ended December 31, 2015 and 2014. In addition to retaining BDO to conduct an audit of the financial statements, the Company engages the firm from time to time to perform other services. The following table sets forth all fees incurred in connection with professional services rendered to us by BDO during each of the last two years.
	Year Ended
	2015	2014
Audit Fees	$206,000	$199,010
Audit-related Fees	0	0
Tax Fees	32,000	28,000
All Other Fees	0	0
Total Fees	$238,000	$227,100

Audit Fees.   This category consists of the annual audit of our financial statements, the interim reviews of the quarterly financial statements, and services performed in conjunction with our registration statements.
Audit-Related Fees.   None.
Tax Fees.   This category includes all fees associated with preparation of our tax returns for both state and federal jurisdictions and preparation research and development credit and carryover calculations as well as reimbursable expenses for the same.
All Other Fees.   None.
Pre-Approval Policies and Procedures
The company’s Audit Committee charter provides that the Audit Committee will approve the fees and other significant compensation to be paid to our independent auditors, and pre-approve all audit services and all non-audit services of independent auditors permitted under applicable law. The charter also provides that the Audit Committee may establish other pre-approval policies and procedures for the engagement of independent auditors to render services to us, including without limitation policies that would allow the delegation of pre-approval authority to one or more members of the Audit Committee, provided that any pre-approval decision is reported to the Audit Committee at its next scheduled meeting. The Audit Committee has approved all audit and audit-related work covered by the audit fees, tax fees and all other fees.
The Board of Directors Recommends A Vote In Favor Of Proposal 2.

Security Ownership of
Certain Beneficial Owners and Management
The following table sets forth certain information regarding the ownership of the Company’s common stock as of September 30, 2016 by: (i) each current director, including the nominees for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all current executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than 5% of its common stock.
Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our common stock and is based on 5,123,568 shares of common stock issued and outstanding as of September 30, 2016. Shares of our common stock subject to options or warrants that are currently exercisable or exercisable within 60 days after September 30, 2016 are considered outstanding and beneficially owned by the person holding the options or warrants for the purpose of calculating the percentage ownership of that person but not for the purpose of calculating the percentage ownership of any other person. Except as otherwise noted, the persons and entities in the following table have sole voting and investing power with respect to all of the shares of our common stock beneficially owned by them, subject to community property laws, where applicable. Information with respect to beneficial ownership by 5% stockholders has been based on information filed with the SEC pursuant to Section 13(d) or Section 13(g) of the Exchange Act, as well as Company records. Except as otherwise set forth in the footnotes to the following table, the address of each beneficial owner is c/o Semler Scientific, Inc., 2330 NW Everett St. Portland, OR 97210.
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders:
William H.C. Chang(1)	1,193,878	19.9%
Eric Semler	568,221	11.1%
Glenhill Advisors, LLC(2)	509,459	9.9%
Green Park & Golf Ventures, LLC(3)	253,686	5.0%
Executive Officers and Directors:
Dr. & Mrs. Semler(4)	700,564	13.1%
Dr. Arthur N. Leibowitz(5)	35,000	*%
Dr. Douglas Murphy-Chutorian(6)	665,465	11.6%
Dr. Wayne T. Pan(7)	41,333	*%
Robert G. McRae(8)	105,835	2.0%
Daniel E. Conger(9)	44,840	*%
James M. Walker	0	—
All directors and officers as a group (8 persons)	1,593,037	25.8%

*
Less than one percent.

(1)
Represents (i) 965,306 shares of common stock and (ii) warrants to acquire 228,572 shares of common stock. Mr. Chang holds his securities in a family trust over which he his co-Trustee with his spouse, and with whom he shares voting and investment power over such securities. Mr. Chang’s warrants are currently exercisable; however, Mr. Chang may not exercise the warrants absent receipt of stockholder approval if upon exercise, Mr. Chang would beneficially own in excess of 19.99% of our common stock.

(2)
Represents (i) 481,459 shares of common stock and (ii) warrants to purchase 28,000 shares of common stock held by Glenhill Advisors, LLC, Glenn J. Krevlin, Glenhill Capital Advisors, LLC, Glenhill Capital Management, LLC and Glenhill Concentrated Long Masterfund, LLC. Glenn J. Krevlin, is the managing member and control person of Glenhill Advisors, LLC, and is the sole shareholder of

Krevlin Management, Inc. Krevlin Management, Inc. is the managing member of Glenhill Capital Advisors, LLC, which is the investment manager of Glenhill Concentrated Long Master Fund, LLC. Glenhill Advisors, LLC is the managing member of Glenhill Capital Management, LLC. Glenhill Capital Management, LLC is the managing member of Glenhill Concentrated Long Master Fund, LLC. The address of each of Glenhill Advisors, LLC, Glenn J. Krevlin, Glenhill Capital Advisors, LLC, Glenhill Capital Management, LLC and Glenhill Concentrated Long Masterfund, LLC is 600 Fifth Avenue, 11th Floor, New York, NY 10020. All warrants are currently exercisable; however, such warrants may not be exercised if such exercise would result in beneficial ownership in excess of 9.9% of our common stock.
(3)
Represents (i) 214,736 shares held directly by GPG SSF Investments LLC, or GPG SSF and (ii) 38,950 shares held directly by Green Park & Golf Ventures, LLC, or Green Park & Golf. Green Park & Golf is the managing partner of GPG SSF and consequently may be deemed to have voting control and investment discretion over securities owned by GPG SSF. Clay M. Heighten, M.D. and Carl D. Soderstrom are each a managing director of Green Park & Golf. As a result, Dr. Heighten and Mr. Soderstrom may each be deemed to be the beneficial owner of any shares deemed to be beneficially owned by Green Park & Golf and/or GPG SSF. Each of Green Park & Golf, Dr. Heighten and Mr. Soderstrom disclaims beneficial ownership of the securities directly owned by GPG SSF, except to the extent of its or his pecuniary interests therein. Each of Dr. Heighten and Mr. Soderstrom disclaims beneficial ownership of the securities directly owned by Green Park & Golf, except to the extent of his pecuniary interests therein. The principal business address of each Reporting Person is c/o Green Park & Golf Ventures, LLC, 5910 N. Central Expressway, Suite 200, Dallas, Texas, 75206.

(4)
Represents (i) 478,064 issued shares of our common stock, (ii) options to purchase 192,500 shares of our common stock held by Dr. Semler and (iii) options to purchase 30,000 shares of our common stock held by Mrs. Semler. Shares of common stock are held in family trusts, including the Semler Family Trust, over which Dr. and Mrs. Semler are co-Trustees and together share voting and investment power over such securities, as well as the Herbert J. Semler Trust.

(5)
Represents options to acquire 35,000 shares of our common stock.

(6)
Represents (i) 63,571 shares of our common stock, (ii) options to purchase 365,680 shares of our common stock, and (iii) warrants to purchase an aggregate of 236,214 shares of our common stock. Options are held by Dr. Murphy-Chutorian. Other securities are held in a family trust over which Dr. Murphy-Chutorian is co-Trustee with his spouse, and with whom he shares voting and investment power over such securities.

(7)
Represents options to acquire 41,333 shares of our common stock.

(8)
Represents options to acquire 105,836 shares of our common stock.

(9)
Represents options to acquire 44,840 shares of our common stock.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.
To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 2015, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, other than a late Form 4 filing by former director, Mr. Collins.

Executive Officers of the Company
The following table sets forth information concerning our executive officers, including their ages as of September 30, 2016. Biographical information for our Chief Executive Officer and Director, Douglas Murphy-Chutorian, is included above with the directors.
Name	Age	Position(s)
Douglas Murphy-Chutorian, M.D.	62	Chief Executive Officer and Director
Daniel E. Conger	39	Vice President of Finance
Daniel E. Conger — Mr. Daniel E. Conger has served as our Vice President of Finance since October 2010. From September 2008 until joining our company, Mr. Conger worked at Bacchus Vascular and its acquirer Covidien, Inc., a medical device, supplies and pharmaceuticals company, where he was the Plant Controller for the San Jose plant. At Covidien, Mr. Conger was responsible for creation of a $130 million annual budget, leading a team of six people. He had sole responsibility for preparation of monthly and quarterly financial statements, and presented quarterly results to executive management of the global business unit. Mr. Conger has been working in the medical device, start-up and biotechnology industries since 2006, and has experience designing internal control systems, implementing such systems, and running finance in a business centered manner. He received his B.S. in Business Administration from Humboldt State University in May 2001 and an MBA-Accounting Option from California State University East Bay in June 2010.

Executive Compensation
Summary Compensation Table
The following table sets forth the information as to compensation paid to or earned by our (i) chief executive officer, (ii) our two most highly compensated executive officers other than our chief executive officer who were serving as executive officers as of December 31, 2015 and (iii) one additional individual for whom disclosure would have been provided but for the fact that the individual was not serving as an executive officer as of December 31, 2015. These individuals are referred to as our named executive officers. As none of our named executive officers received any stock awards, non- equity incentive plan compensation or nonqualified deferred compensation earnings during the years ended December 31, 2015 and 2014, we have omitted those columns from the table.
Summary Compensation Table for Fiscal 2015
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Option Award(s) ($)(1)	All Other Compensation ($)(2)(3)	Total ($)
Douglas Murphy-Chutorian, M.D., director and chief executive officer	2015	$350,000	$209,907	$613,940	$25,069	$1,198,916
	2014	192,000	0	117,069	155,006	464,075
Robert G. McRae(4) chief technical officer	2015	195,479	0	39,562	21,914	256,955
	2014	218,295	68,217	34,432	21,471	342,415
James Walker former chief financial officer(5)	2015	110,500	0	0	0	110,500
	2014	85,625	0	0	0	85,625
Daniel E. Conger, vice president, finance(5)	2015	150,000	20,000	39,562	15,313	224,875
	2014	121,272	37,898	6,886	14,832	180,888

(1)
Represents aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For more information regarding assumptions used for computation of fair value, see Note 10 to our audited financial statements included in our annual report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2016.

(2)
For Dr. Murphy-Chutorian, represents aggregate of sales commissions in 2014.

(3)
For Dr. Murphy-Chutorian (in 2015), Mr. McRae (in 2015 and 2014) and Mr. Conger (in 2015 and 2014), represents payment of health insurance premiums pursuant to the terms of employment agreements.

(4)
Effective October 29, 2015, our board of directors determined that Mr. McRae should no longer be designated as an executive officer. Mr. McRae continued serving as the chief operating officer through December 31, 2015, and is now our chief technical officer.

(5)
For Mr. Walker, represents payments made to The Brenner Group pursuant to our consulting agreement. Includes payments made during 2014 prior to Mr. Walker’s appointment as chief financial officer. Effective February 18, 2016, Mr. Walker became a consultant to our company and Mr. Conger, our vice president, finance, was named our principal accounting officer.

Named Executive Officer Compensation Arrangements
We enter into individually negotiated compensation arrangements with each of our named executive officers. Our named executive officers may receive salary, bonus and other benefits, such as the payment of health insurance premiums or other individually negotiated health benefits pursuant to the terms of their negotiated compensation package. We may also grant our named executive officers awards under our equity incentive plans.
Douglas Murphy-Chutorian, M.D.
At the time he joined our company as a director, and subsequently as our chief executive officer, Dr. Murphy-Chutorian did not have a formal employment agreement with our company. We engaged

Dr. Murphy-Chutorian as an independent contractor, and he received sales commissions, and then later, a monthly stipend of  $16,000, in addition to such sales commissions. In September 2012, Dr. Murphy-Chutorian became a director and, effective October 31, 2012, our chief executive officer. On November 11, 2013, we entered into an at-will employment agreement with Dr. Murphy-Chutorian. Under the terms of this agreement, Dr. Murphy-Chutorian can be terminated at any time and his job titles, salaries and benefits may be modified from time to time as we deem necessary. In 2014, Dr. Murphy-Chutorian’s compensation arrangement provided for the payment of  $16,000 per month, for his services as chief executive officer and a commission of  $15 per month for each successfully-installed product that has an active and effective service agreement in place. Dr. Murphy-Chutorian was also eligible for awards under our equity incentive plans. Accordingly, in 2014, Dr. Murphy-Chutorian was granted a stock option to acquire 85,000 shares of our common stock at $2.10 per share, which expires 10 years from the grant date and is subject to monthly vesting over four years (1/48 per month) such that it will be vested in full on the four-year anniversary of its grant date. In October 2014, our board of directors, upon the recommendation of its compensation committee, approved the following compensation arrangement for Dr. Murphy-Chutorian effective January 1, 2015: base salary of  $350,000, target incentive equal to 50% of base salary, and a grant of 75,000 stock options under our 2014 stock incentive plan. The payment of any target incentive will be at the discretion of the compensation committee and will be based on achievement of performance goals by Dr. Murphy-Chutorian. Dr. Murphy-Chutorian will no longer receive commissions based upon installed products. Accordingly, on January 1, 2015, Dr. Murphy-Chutorian was granted a stock option to acquire 75,000 shares of our common stock at $1.96 per share pursuant to his employment agreement, which option has a term of 10-years, and is subject to monthly vesting over four years such that it is vested in full on the four-year anniversary of the grant date.
In July 2015, in connection with his agreement to defer payment until August 2016 of consulting fees owed, as well deferring payment of any bonus for 2015 that may be payable to him, the board approved the grant to Dr. Murphy-Chutorian of a stock option to acquire 180,000 shares of our common stock at $3.44 per share, which option expires 10 years from the grant date, and was originally subject to monthly vesting over one year. The grant was made subject to stockholder approval, which was obtained in October 2015. In December 2015, in connection with his agreement to further extend payment to December 2016, Dr. Murphy-Chutorian was granted an additional stock option to acquire 60,000 shares of our common stock at $2.59 per share, which expires 10 years from the grant date and was fully vested on the grant date. Our board also accelerated the vesting of the July 2015 stock option that was contingent upon stockholder approval, such that such option is now fully vested.
On February 18, 2016, Dr. Murphy-Chutorian was granted an option to acquire 125,000 shares of our common stock under our 2014 stock inventive plan. This option vests 25% on the one-year anniversary of the grant date and monthly thereafter for 36 months, such that the option is vested in full on the four-year anniversary of the grant date.
Robert G. McRae
On November 1, 2010, we entered into an at-will employment agreement with Mr. McRae, who is currently our chief technical officer. Under the terms of the agreement, Mr. McRae can be terminated at any time and his job titles, salaries and benefits may be modified from time to time as we deem necessary. In 2014, Mr. McRae’s compensation arrangement provided for the payment of  $18,191 per month as salary, an annual bonus of  $68,217 and $1,789 per month of health benefits (consisting of insurance premiums paid on his behalf). Mr. McRae was also eligible for awards under our equity incentive plans. Accordingly, in 2014, Mr. McRae was granted a stock option to acquire 25,000 shares of our common stock at $2.10 per share, which expires 10 years from the grant date and is subject to monthly vesting over four years (1/48 per month) such that it will be vested in full on the four-year anniversary of its grant date. Effective April 1, 2015, Mr. McRae reduced his work schedule to 32 hours per week and agreed to a reduced base salary of $180,000 with no target incentive. In July 2015, Mr. McRae was granted a stock option to acquire 10,000 shares of our common stock at $3.44 per share, which expires 10 years from the grant date and is subject to monthly vesting over four years (1/48 per month) such that it will be vested in full on the four-year anniversary of its grant date. In December 2015, Mr. McRae was granted a stock option to acquire 10,000 shares of our common stock at $2.59 per share, which expires 10 years from the grant date and is subject to monthly vesting over four years (1/48 per month) such that it will be vested in full on the four-year anniversary of its grant date.
James M. Walker
Mr. Walker provided services as our chief financial officer pursuant to a consulting agreement with The Brenner Group, which was amended and restated effective as of June 18, 2014 to reflect Mr. Walker’s appointment as our chief financial officer. Under this consulting agreement, we agreed to pay The Brenner Group for Mr. Walker’s services a monthly fee of  $10,000 and reimburse Mr. Walker for all travel and out of pocket expenses incurred in connection therewith. Effective August 1, 2015, we modified the arrangement with The Brenner Group for Mr. Walker’s services such that his hours would be reduced and we would pay a monthly fee of  $8,000 and reimburse Mr. Walker for all travel and out of pocket expenses incurred in connection therewith. The consulting agreement has a minimum term until March 31, 2016 and may be terminated by either party upon 30-days written notice. Effective February 18, 2016, we revised our arrangement with Mr. Walker such that he is no longer our chief financial officer, but instead will act as an outside consultant, through The Brenner Group, on an as-needed basis.
Daniel E. Conger
On October 18, 2010, we entered into an at-will employment agreement with Mr. Conger, our vice president of finance. Under the terms of the agreement, Mr. Conger can be terminated at any time and his job titles, salaries and benefits may be modified from time to time as we deem necessary. In 2014, Mr. Conger’s compensation arrangement provided for the payment of  $10,106 per month as salary, an annual bonus of  $37,898 and $1,236 per month of health benefits (consisting of insurance premiums paid on his behalf). Mr. Conger was also eligible for awards under our equity incentive plans. Accordingly, in 2014, Mr. Conger was granted a stock option to acquire 5,000 shares of our common stock at $2.10 per share, which expires 10 years from the grant date and is subject to monthly vesting over four years (1/48 per month) such that it will be vested in full on the four-year anniversary of its grant date. Effective January 1, 2015, Mr. Conger’s base salary was raised to $150,000 with target incentive of  $20,000. In July 2015, Mr. Conger was granted a stock option to acquire 10,000 shares of our common stock at $3.44 per share, which expires 10 years from the grant date and is subject to monthly vesting over four years (1/48 per month) such that it will be vested in full on the four-year anniversary of its grant date. In December 2015, Mr. Conger was granted a stock option to acquire 10,000 shares of our common stock at $2.59 per share, which expires 10 years from the grant date and is subject to monthly vesting over four years (1/48 per month) such that it will be vested in full on the four-year anniversary of its grant date. Effective February 18, 2016, our board appointed Mr. Conger our principal accounting officer.

Outstanding Equity Awards at Fiscal 2015 Year End.
The following table provides information about the number of outstanding equity awards held by our named executive officers at December 31, 2015. We have omitted certain columns from the table as we do not have any outstanding stock awards.
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Douglas Murphy-Chutorian(1)	20,000	0	$0.52	11/21/2022
Douglas Murphy-Chutorian(2)	23,021	61,979	$2.10	11/08/2024
Douglas Murphy-Chutorian(2)	17,188	57,812	$1.96	12/31/2024
Douglas Murphy-Chutorian(1)	180,000	0	$3.44	07/20/2025
Douglas Murphy-Chutorian(1)	60,000	0	$2.59	12/31/2025
Robert G. McRae(1)	20,000	0	$0.52	11/1/2020
Robert G. McRae(1)	20,000	0	$0.52	6/10/2021
Robert G. McRae(1)	20,000	0	$0.52	1/5/2022
Robert G. McRae(1)	20,000	0	$0.52	11/21/2022
Robert G. McRae(2)	6,771	18,229	$2.10	11/08/2024
Robert G. McRae(2)	1,042	8,958	$3.44	07/20/2025
Robert G. McRae(2)	0	10,000	$2.59	12/31/2025
Daniel E. Conger(1)	6,500	0	$0.52	11/1/2020
Daniel E. Conger(1)	6,500	0	$0.52	6/10/2021
Daniel E. Conger(1)	6,500	0	$0.52	1/5/2022
Daniel E. Conger(1)	10,000	0	$0.52	11/21/2022
Daniel E. Conger(2)	1,354	3,646	$2.10	11/08/2024
Daniel E. Conger(2)	1,042	8,958	$3.44	07/20/2025
Daniel E. Conger(2)	0	10,000	$2.59	12/31/2025

(1)
The option is fully vested.

(2)
The option is subject to monthly vesting over four years (1/48 per month) such that it will be vested in full on the four-year anniversary of its grant date.

Director Compensation
The following table shows the compensation earned in the year ended December 31, 2015 by our non-employee directors. Our non-employee directors received only director fees and option awards in 2015, so we have omitted certain columns from the table. The compensation information for Dr. Murphy-Chutorian, our chief executive officer and a director, is set forth in “Executive Compensation — Summary Compensation Table.”
Director Compensation for 2015
Name	Fiscal Year	Fees Earned or Paid in Cash(1) ($)	Option Awards(2) ($)	Total ($)
Herbert J. Semler, M.D.(3)	2015	$42,500	$73,594	$116,094
Bruce J Barclay*(3)	2015	47,500	65,064	112,564
Aidan M. Collins*(3)	2015	45,000	74,832	119,832
Greg S. Garfield*(3)	2015	40,000	67,744	107,744
Arthur “Abbie” Leibowitz, M.D., F.A.A.P. (3)	2015	30,000	53,568	83,568
Wayne T. Pan, M.D., Ph.D.(3)	2015	39,500	67,034	106,534
Shirley L. Semler*(3)	2015	30,000	45,161	75,161

*
Mr. Garfield resigned from the board of directors effective October 12, 2016, Messrs. Collins and Barclay resigned from the board of directors effective October 17, 2016, and Mrs. Semler’s term as a Class I Director expires at the Annual Meeting.

(1)
Represents fees earned. For 2015, effective August 1, 2015, cash fees are paid annually, and will be payable August 2016. In addition, former directors Messrs. Collins and Garfield and current directors Drs. Leibowitz and Pan agreed to defer payment of non-employee director compensation due to them in August 2016 until no later than December 31, 2016.

(2)
Represents aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For more information regarding assumptions used for computation of fair value, see Note 10 to our audited financial statements appearing in our annual report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2016.

(3)
The aggregate number of options outstanding at December 31, 2015 by each then director is as follows: Dr. Semler (192,500), Mr. Barclay (38,750), Mr. Collins (45,000), Mr. Garfield (41,667), Dr. Leibowitz (35,000), Dr. Pan (41,333) and Mrs. Semler (30,000).

Non-Employee Director Compensation Policy
Prior to the adoption of our non-employee director compensation program in July 2014, we did not have a formal compensation plan for our directors. We did not pay our directors attendance fees, or grant them equity or other compensation for service on our board.
In July 2014, our board of directors approved a non-employee director compensation program, and in July 2015, increased the annual retainer for the chairman from $30,000 to $55,000. Accordingly, our non-employee director compensation program is now as follows:
All non-employee directors are entitled to receive an annual $30,000 retainer for service as a board member ($55,000 for chairman of the board) and an annual retainer for each committee on which they serve as a member:
•
$15,000 per year for service as chairman of the audit committee or $7,500 per year for service as a member of the audit committee;

•
$10,000 per year for service as chairman of the compensation committee or $5,000 per year for service as a member of the compensation committee;

•
$5,000 per year for service as chairman of the nominating committee or $2,000 per year for service as a member of the nominating committee.

Although cash payments to non-employee directors were originally to be paid quarterly in arrears, effective August 1, 2015, such sums are paid annually, after a year of service. Cash payments will be pro-rated for directors who join the board or a board committee mid-year.
All non-employee directors will be entitled to receive the following equity compensation for their services:
•
initial grant of options to acquire 10,000 shares of common stock, which options will be fully vested on the grant date;

•
annual grant of options to acquire 5,000 shares of common stock, which options will be fully vested on the grant date; and

•
annual grant amounts will be pro-rated for directors who join the board mid-year.

In connection with the agreement to modify the payment terms for the cash fees to provide for payment in August 2016, in July 2015, our non-employee directors received stock options to acquire an aggregate of 143,500 shares of our common stock, all of which originally vested monthly over one year, and were contingent upon stockholder approval, which was received in October 2015. In December 2015, the board accelerated the vesting of such options such that they are all now vested in full.
On December 31, 2015, former directors Messrs. Collins and Garfield, and current directors Drs. Leibowitz and Pan, agreed to defer payment of non-employee director compensation due to them in August 2016 until no later than December 31, 2016. In consideration for their agreement to further defer payment of compensation, such non-employee directors received fully vested options to purchase an aggregate 25,750 shares of our common stock, all of which have an exercise price of  $2.56 (the closing price on the grant date) and a term of 10-years.
On February 18, 2016, the Compensation Committee granted, and the full board of directors ratified, options to each then-seated non-employee director to acquire 5,000 shares of our common stock under the 2014 stock incentive plan. These options will vest on the one-year anniversary of their grant date.
Compensation-Related Risk
Our board of directors is responsible for the oversight of our risk profile, including compensation-related risks. Our Compensation Committee monitors our compensation policies and practices as applied to our employees to ensure that these policies and practices do not encourage excessive and unnecessary risk-taking. In 2015, at the direction of our Compensation Committee, our management conducted a review of our compensation programs, including our executive compensation program, and, based on this review, determined that the level of risk associated with these programs is not reasonably likely to have a material adverse effect on our company.

Transactions With Related Persons
Related-Person Transactions Policy and Procedures
Our board of directors has adopted a written related person transaction policy setting forth the policies and procedures for the review and approval or ratification of related-person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”), any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our Audit Committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction and the extent of the related person’s interest in the transaction.
Certain Related-Person Transactions
The following includes a summary of transactions since January 1, 2014 to which we have been a party in which the amount involved exceeded or will exceed the lesser of  (x) $120,000 or (y) 1% of our average total assets at year-end for the last two completed years, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described under “Executive Compensation” and “Director Compensation.” We also describe below certain other transactions with our directors, executive officers and stockholders.
Financings
On February 24, 2015, a family trust of which William H.C. Chang, a former director and one of our principal stockholders, is a co-Trustee acquired an aggregate of 55,000 shares of our common stock in a private placement pursuant to a stock purchase agreement with us dated February 24, 2015, at a price per share of  $4.52, the consolidated closing bid price on the date of the agreement. Such shares were acquired using personal funds (approximately $248,600).
On March 2, 2015, a family trust of which William H.C. Chang, a former director and one of our principal stockholders, is a co-Trustee acquired an aggregate of 62,500 shares of our common stock in a private placement pursuant to a stock purchase agreement with us dated March 2, 2015, at a price per share of  $4.10. Such shares were acquired using personal funds (approximately $250,000).
On December 29, 2015, Glenhill Concentrated Long Master Fund, LLC, one of our principal stockholders, acquired an aggregate of 140,000 shares of our common stock in a private placement pursuant to a stock purchase agreement with us dated December 29, 2015, at a price per share of  $2.67, or approximately $374,000. We also issued such investor a 2-year warrant to acquire an additional 28,000 shares of our common stock at an exercise price of  $1.75 for an aggregate total purchase price of  $1.00. Although immediately exercisable, such warrant may not be exercised if, upon such exercise, the holder would be the beneficial owner of more than 9.99% of our common stock.
On January 15, 2016, we issued a $1.0 million promissory note to a family trust of which William H.C. Chang, a former director and one of our principal stockholders, is a co-Trustee. The note bears simple interest at a rate of 10% per annum and matures in two years, with all interest payable at maturity. We may prepay the note at any time prior to maturity without penalty. The note must be repaid prior to maturity in the event of default, and we agreed not to incur additional indebtedness in excess of  $50,000 without the lender’s prior consent, which is not to be unreasonably withheld. In connection therewith, we issued the Chang Family Trust a two-year warrant to purchase 114,286 shares of our common stock at an exercise price of  $1.75 per share. The warrant may not be exercised, however, absent receipt of stockholder approval, if after such exercise the holder would be the beneficial owner of more than 19.99% of our common stock.

On January 21, 2016, we issued a $500,000 promissory note to a family trust of which William H.C. Chang, a former director and one of our principal stockholders, is a co-Trustee. The note bears simple interest at a rate of 5% per annum and matures in two years, with all interest payable at maturity. We may prepay the note at any time prior to maturity without penalty. The note must be repaid prior to maturity in the event of default, and we agreed not to incur additional indebtedness in excess of  $50,000 without the lender’s prior consent, which is not to be unreasonably withheld. In connection therewith, we issued the Chang Family Trust a two-year warrant to purchase 114,286 shares of our common stock at an exercise price of  $1.75 per share. The warrant may not be exercised, however, absent receipt of stockholder approval, if after such exercise the holder would be the beneficial owner of more than 19.99% of our common stock.
Consulting Fees for Services Provided
Prior to becoming a director and then chief executive officer of our company, Dr. Murphy-Chutorian performed consulting services for us. These consulting services included managing finance, sales, marketing, operational and strategic planning for our company, as well as assistance and strategic guidance in securing financing. Between November 3, 2010 and September 17, 2012, and prior to his appointment to our board of directors (and later as our chief executive officer), Dr. Murphy-Chutorian invoiced us an aggregate amount of  $722,026 in consulting fees in connection with these consulting services provided to our company ($75,000, $165,000, $482,026 recorded in 2010, 2011, and 2012, respectively), payment of which was deferred by Dr. Murphy-Chutorian. We paid Dr. Murphy-Chutorian $150,000 of his receivable following the closing of our initial public offering, and began making installment payments of  $30,000 per month beginning August 2014. These installment payments ceased as of August 1, 2015 due to a deferral arrangement entered into by Dr. Murphy-Chutorian in which he agreed to be paid the remaining amount owed in one lump-sum of  $227,000 on August 1, 2016. On December 29, 2015 Dr. Murphy-Chutorian agreed to further defer this lump-sum payment until December 31, 2016. In connection with the agreement to defer payment of these fees, we granted Dr. Murphy-Chutorian options to acquire an aggregate of 180,000 shares of our common stock (in July 2015, contingent upon stockholder approval, which was obtained in October 2015) and 60,000 shares of our common stock (in December 2015). These options are now fully vested and exercisable and expire 10-years after the grant date and have an exercise price equal to the fair market value on the grant date.
Registration Rights
We are party to an investor rights agreement with those holders who held our common stock prior to our initial public offering, and those who held our convertible preferred stock prior to our initial public offering (all of which converted into common stock in our initial public offering). Accordingly, our directors and principal stockholders who held our securities prior to our initial public offering are parties to this agreement. This agreement provides for certain rights relating to the registration of their shares of common stock that was issued upon conversion of their convertible preferred stock. The registration rights will terminate five years following the completion of or our initial public offering, or for any particular holder with registration rights, at such time when all securities held by that stockholder subject to registration rights may be sold pursuant to Rule 144 under the Securities Act during any 90-day period.
Indemnity Agreements
The Company has entered into indemnity agreements with certain officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company, and otherwise to the fullest extent permitted under Delaware law and the Company’s Bylaws.

Householding of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for annual meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of annual meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are Company stockholders will be “householding” the Company’s proxy materials. A single set of annual meeting materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of annual meeting materials, please notify your broker or the Company. Direct your written request to Semler Scientific, Inc., Corporate Secretary, 2330 NW Everett Street, Portland, Oregon 97210 or contact Douglas Murphy-Chutorian at 1-877-774-4211. Stockholders who currently receive multiple copies of the annual meeting materials at their addresses and would like to request “householding” of their communications should contact their brokers.

Other Matters
The board of directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
By Order of the Board of Directors
/s/ Douglas Murphy-Chutorian
Douglas Murphy-Chutorian
Corporate Secretary
October 21, 2016

Please mark your votes like this ☒

The Board of Directors Recommends a Vote "FOR" the following nominees.

	FOR	AGAINST	ABSTAIN
Proposal 1 To elect the following nominees to Class I of the Company's board of directors:			
01 Arthur "Abbie" Leibowitz, M.D., F.A.A.P.	☐	☐	☐
02 Wayne T. Pan, M.D., Ph.D.	☐	☐	☐

The Board of Directors Recommends a Vote "FOR" Proposal 2.

I plan on attending the meeting ☐

Date: ______________________________

____
Signature

____
Signature (if held jointly)

Note: Please sign exactly as your name or names appear on this card. Joint owners should each sign personally. If signing as a fiduciary or attorney, please give your exact title.

CONTROL NUMBER

▲ **FOLD AND DETACH HERE AND READ THE REVERSE SIDE** ▲

As a stockholder of Semler Scientific, Inc., you have the option of voting your shares electronically through the Internet or by telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 11:59 p.m., Eastern Daylight Time, on November 22, 2016.

CONTROL NUMBER

PROXY VOTING INSTRUCTIONS

Please have your 11-digit control number ready when voting by Internet or Telephone

INTERNET

Vote Your Proxy on the Internet:

Go to www.cesvote.com

Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

TELEPHONE

Vote Your Proxy by Phone:

Call 1 (888) 693-8683

Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

MAIL

Vote Your Proxy by Mail:

Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.